Exhibit (d)(2)

NEUBERGER BERMAN ALTERNATIVE FUNDS

MANAGEMENT AGREEMENT

SCHEDULE A

SERIES OF NEUBERGER BERMAN ALTERNATIVE FUNDS

Neuberger Long Short Fund

Date: February 28, 2026

NEUBERGER BERMAN ALTERNATIVE FUNDS

MANAGEMENT AGREEMENT

SCHEDULE B

RATE OF COMPENSATION

Fund	Rate of Compensation based on the Fund’s average daily net assets
Neuberger Long Short Fund

1.200% of the first $250 million

1.175% of the next $250 million

1.150% of the next $250 million

1.125% of the next $250 million

1.100% of the next $500 million

1.075% of the next $2.5 billion

1.050% in excess of $4 billion

Date: February 28, 2026